Exhibit 99.1

Western Union Appoints Global Business Leader Milind Pant to its Board of Directors

DENVER – March 13, 2026 – The Western Union Company (NYSE: WU) today announced the appointment of Milind Pant as an independent director to its Board of Directors, effective immediately.

Mr. Pant, age 55, is a distinguished global business leader whose career has encompassed transformative roles across consumer goods, services and health sectors. He is currently an Executive Fellow with the Kellogg School of Management. As the first non-family CEO of Amway, he led a six-year transformation, shifting the company’s focus from legacy direct selling to consumer health, and championed digital commerce, empowering over a million micro-entrepreneurs.

“We are delighted to welcome Milind Pant to our Board of Directors,” said Jeff Joerres, Chair of the Board of Western Union. “Milind’s extensive experience in digital transformation and global consumer markets will be invaluable as we continue to advance our strategic priorities and enhance value for our shareholders, customers and partners.”

Prior to Amway, Mr. Pant served as President of Pizza Hut International, where he spearheaded the brand’s transition to a modern, fast-casual delivery model, and as President and COO of Yum! China, driving the turnaround and expansion of a $6 billion business with over 7,000 restaurants. Earlier in his career, he spent 15 years with Unilever in roles spanning India, Africa, the Middle East, and Turkey. Having led companies in five countries across three continents, Milind brings a unique global perspective and a steadfast commitment to growth and innovation.

“It is a tremendous honor to join the Board of Directors of Western Union, a company with a remarkable 175-year legacy of connecting people and communities across the globe,” said Mr. Pant. “I am excited to contribute to the advancement of Western Union’s Beyond strategy and help guide the next chapter of innovation and growth. Together, we have an extraordinary opportunity to positively shape the future for our customers”

Mr. Pant will serve on the Audit and the Compliance Committees of the Board, also effective immediately.

About Western Union

The Western Union Company (NYSE: WU) is committed to helping people around the world who aspire to build financial futures for themselves, their loved ones and their communities. Our leading cross-border, cross-currency money movement, payments and digital financial services empower consumers, businesses, financial institutions and governments—across more than

200 countries and territories and nearly 130 currencies—to connect with billions of bank accounts, millions of digital wallets and cards, and a global footprint of hundreds of thousands of retail locations. Our goal is to offer accessible financial services that help people and communities prosper. For more information, visit www.westernunion.com.

Media Contact:

Amanda Demarest

media@westernunion.com